Exhibit 99.1

Emerge Energy Services LP Declares Fourth Quarter Cash Distribution and Announces Date for Earnings Release

Southlake, Texas — January 23, 2015 — Emerge Energy Services LP (“Emerge Energy”) today announced that the board of directors of its general partner has declared a cash distribution of $1.41 for the fourth quarter of 2014. This distribution represents a 2% increase over the third quarter 2014 distribution of $1.38 per unit and a 41% increase over the fourth quarter 2013 distribution of $1.00 per unit.  The distribution will be paid on February 13, 2015 to all unitholders of record as of February 5, 2015.

Based on current market conditions, Emerge Energy is also revising its full year distribution guidance for the year ending December 31, 2015 to $5.25 to $6.00 per unit.

Emerge Energy today also announced it will release its fourth quarter and year end 2014 results on Monday, March 2, 2015.  A conference call to discuss the fourth quarter and year end 2014 financial and operating results will be held on Monday, March 2, 2015 at 10 a.m. CDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (800) 798-2864 or (617) 614-6206 and entering pass code 32273070. An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section. A replay will be available by audio webcast and teleconference from 2:00 p.m. CDT on March 2 through 11:59 p.m. CDT on March 9, 2015. The replay teleconference will be available by dialing (888) 286-8010 or (617) 801-6888 and the reservation number 13546219.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent of Emerge Energy’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Emerge Energy’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells.  Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services.  Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s annual report on Form 10-K. The risk factors and other factors noted in the annual report could cause its actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Robert Lane

(817) 865-2541